NEWS RELEASE

Contact:	Edward Nebb
Comm-Counsellors, LLC
(212) 367-6848

FOR IMMEDIATE RELEASE

PARTY CITY CORPORATION NAMES GREGG A. MELNICK
SENIOR V.P. AND CHIEF FINANCIAL OFFICER

     Rockaway, New Jersey, September 8, 2004 – Party City Corporation (Nasdaq: PCTY), America’s largest party goods chain, today announced the appointment of Gregg A. Melnick to the position of Senior Vice President and Chief Financial Officer, effective September 16, 2004. Mr. Melnick succeeds Linda M. Siluk who will leave Party City as of that date to pursue other opportunities, as previously announced. Ms. Siluk will be available through the end of September to assist the Company in effecting an orderly transition.

     Prior to his appointment, Mr. Melnick, 34, served as Vice President of Business Unit Finance and Treasury at Dow Jones & Company, Inc. In that role, since 2001, he oversaw the finance teams for each Dow Jones business segment responsible for budgeting, forecasting, strategic planning, business development and capital management. In 2004, Mr. Melnick assumed responsibility for managing the company’s treasury and risk management functions. From 2000 to 2001, Mr. Melnick was the Chief Financial Officer of Susan Dell Inc., a privately held women’s luxury retail company. For more than five years prior to 2000, Mr. Melnick held a series of progressively more responsible financial positions with Liz Claiborne, Inc., ultimately serving as Vice President and Group Finance Director for the company’s emerging business units. Mr. Melnick began his career in the audit practice of Arthur Andersen.

     “We are extremely pleased to have Gregg join Party City,” commented Nancy Pedot, Chief Executive Officer of Party City Corporation. “Gregg is an accomplished financial manager who brings to our management team a depth of experience in multiple industries, including retailing. His track record of driving measurable results by fostering partnerships among finance teams and operating management will serve Party City well as we position the Company for continued growth and success.”

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     Ms Pedot added, “I want to take this opportunity to thank Linda Siluk for her contributions to Party City during her more than five years with the Company, and wish her every success in her future endeavors.”

     Party City Corporation is America’s largest party goods chain. Party City currently operates 249 Company-owned stores and has 258 franchise stores in the United States and Puerto Rico. To learn more about Party City, visit the Company’s website at http://www.partycity.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the party goods industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

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